Exhibit (a)(5)(xiii)

Filed and Attested by PROTHONOTARY 10 NOV 2015 10:52 am D. SAVAGE Case ID: 151101349

Philadelphia, PA 19132 ) ) ) ) ) SCOTT P. SIDER c/o The Pep Boys-Manny, Moe & Jack 3111 W. Allegheny Avenue Philadelphia, PA 19132 ROBERT L. NARDELLI c/o The Pep Boys-Manny, Moe & Jack 3111 W. Allegheny Avenue Philadelphia, PA 19132 BRUCE M. LISMAN c/o The Pep Boys-Manny, Moe & Jack 3111 W. Allegheny Avenue Philadelphia, PA 19132 ) ) ) ) ) ) ) ) ) ) ) ) ) ) MATTHEW GOLDFARB c/o The Pep Boys-Manny, Moe & Jack 3111 W. Allegheny Avenue Philadelphia, PA 19132 BRIDGESTONE RETAIL OPERATIONS, LLC ) 333 E. Lake Street Bloomingdale, IL 60108 ) ) ) ) ) ) ) ) TAJ ACQUISITION CO. c/o Bridgestone Retail Operations, LLC 333 E. Lake Street Bloomingdale, IL 60108 BRIDGESTONE AMERICAS, INC. 535 Marriott Drive Nashville, TN 37214 ) ) ) ) ) ) ) ) Defendants, -and-THE PEP BOYS-MANNY, MOE & JACK, a Pennsylvania corporation, Nominal Defendant. ) _ ) 2 Case ID: 151101349

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Case ID: 151101349

Evan J. Smith, Esquire (PA Bar ID 79032)
Marc L. Ackerman, Esquire (PA Bar ID 56294)
BRODSKY & SMITH, LLC
Two Bala Plaza, Suite 510
Bala Cynwyd, PA 19004
610-667-6200
610-667-9029 (Facsimile)

STEPHEN BUSHANSKY, on Behalf of Himself and All Others Similarly Situated, Plaintiff, v. ROBERT H. HOTZ c/o The Pep Boys – Manny, Moe & Jack 3111 W. Allegheny Avenue Philadelphia, PA 19132 ANDREA M. WEISS c/o The Pep Boys – Manny, Moe & Jack 3111 W. Allegheny Avenue Philadelphia, PA 19132 JAMES A. MITAROTONDA c/o The Pep Boys – Manny, Moe & Jack 3111 W. Allegheny Avenue Philadelphia, PA 19132 JOHN T. SWEETWOOD c/o The Pep Boys – Manny, Moe & Jack 3111 W. Allegheny Avenue Philadelphia, PA 19132 F. JACK LIEBAU, JR. c/o The Pep Boys – Manny, Moe & Jack 3111 W. Allegheny Avenue Philadelphia, PA 19132 JANE SCACCETTI c/o The Pep Boys – Manny, Moe & Jack 3111 W. Allegheny Avenue Philadelphia, PA 19132 ROBERT ROSENBLATT c/o The Pep Boys – Manny, Moe & Jack 3111 W. Allegheny Avenue Philadelphia, PA 19132	COURT OF COMMON PLEAS PHILADELPHIA COUNTY, PENNSYLVANIA CIVIL ACTION – LAW & EQUITY Case No. VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT FOR BREACH OF FIDUCIARY DUTIES **JURY TRIAL DEMANDED**

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Case ID: 151101349

SCOTT P. SIDER c/o The Pep Boys-Manny, Moe & Jack 3111 W. Allegheny Avenue Philadelphia, PA 19132 ) ) ) ) ) ) ) ) ) ) ) ) ROBERT L. NARDELLI c/o The Pep Boys-Manny, Moe & Jack 3111 W. Allegheny A venue Philadelphia, PA 19132 BRUCE M. LISMAN c/o The Pep Boys-Manny, Moe & Jack 3111 W. Allegheny Avenue Philadelphia, PA 19132 ) ) ) ) ) ) ) MATTHEW GOLDFARB c/o The Pep Boys-Manny, Moe & Jack 3111 W. Allegheny Avenue Philadelphia, PA 19132 BRIDGESTONE RETAIL OPERATIONS, LLC ) 333 E. Lake Street Bloomingdale, IL 60108 ) ) ) ) ) ) TAJ ACQUISITION CO. c/o Bridgestone Retail Operations, LLC 333 E. Lake Street Bloomingdale, IL 60108 ) ) ) ) ) ) ) ) ) ) BRIDGESTONE AMERICAS, INC. 535 Marriott Drive Nashville, TN 37214 Defendants, -and-THE PEP BOYS-MANNY, MOE & JACK, a Pennsylvania corporation, N_om in_al_D_e_f_en_d_a_nt_. ) ) Plaintiff Stephen Bushansky ("Pl aintiff'), by and through his attorneys, individually and on behalf of all others similarly situated, files this Class Action Complaint (the "Complaint") against the Defendants, herein named, and all eges as follows: 5 Case ID: 151101349

SUMMARY OF THE ACTION 1. This is a shareholder class and derivative action brought by Plaintiff on behalf of The Pep Boys-Manny, Moe & Jack ("Pep Boys" or the "Company") against the members of the Company's Board of Directors (the "Board" or the "Individual Defendants"), for breaches of fiduciary duty and/or the aiding and abetting of such breaches in connection with the Board's agreement to sell the Company to Bridgestone Americas, Inc. ("Bridgestone"). 2. On October 26, 2015, Pep Boys and Bridgestone issued a joint press release announcmg entry into an Agreement and Plan of Merger (the "Merger Agreement") with Bridgestone Retail Operations, LLC ("Parent"), a wholly owned subsidiary of Bridgestone, pursuant to which TAJ Acquisition Co. ("Merger Sub") will commence a cash tender offer (the "Offer") to acquire, subject to the terms and conditions of the Merger Agreement, all of the shares of the Company's common stock, par value $1.00 per share, for a purchase price of $15.00 per share, net to the holders thereof, in cash (the "Offer Price"), without interest, less any applicable tax withholding. The Offer has not yet commenced. Following the consummation of the Offer, Merger Sub will merge with and into Pep Boys (the "Merger") with the Company surviving the Merger as a wholly owned subsidiary of Parent (the "Proposed Transaction"). The Proposed Transaction is expected to close in the beginning of 2016, and is valued at approximately $835 million. 3. The Proposed Transaction is the result of a flawed sale process which was conducted at the behest of GAMCO Investors Inc. ("Gamco"), an activist investor whose influence was a driving factor in engineering a Proposed Transaction that is detrimental to the Company's public shareholders, while ensuring that Gamco is able to cash out its otherwise illiquid holdings. Indeed, on April 22, 2015, Gamco announced its intention to launch a proxy battle 6 Case ID: 151101349 and later "reached an understanding" with the Company to nominate three Gamco designees to the Board. 4. Defendants have exacerbated their breaches of fiduciary duty by attempting to lock up the Proposed Transaction with deal protection devices that preclude other bidders from making a successful competing offer for the Company. Specifically, pursuant to the Merger Agreement, Defendants agreed to: (i) a strict no-solicitation provision that prevents the Company from soliciting other potential acquirers or even continuing discussions and negotiations with potential acquirers; (ii) a provision allowing Parent access to any rival bidder's information and three business days to match any competing bid for the Company; and (iii) the imposition of a termination fee of $35 million (approximately 4.19% of the aggregate value of the Proposed Transaction) on the Company payable to Parent in certain circumstances, including if the Company terminates the Merger Agreement or the Board changes its recommendation to shareholders in order to pursue an alternative superior proposal. These provisions substantially and improperly limit the Board's ability to act with respect to investigating and pursuing superior proposals and alternatives. 5. To remedy the Individual Defendants' misconduct, Plaintiff seeks, inter alia: (i) injunctive relief preventing consummation of the Proposed Transaction, unless and until the Company adopts and implements a procedure or process to obtain a transaction that provides the best possible terms for shareholders, and Defendants disclose all material information concerning the Proposed Transaction to Pep Boys shareholders; (ii) a directive to the Individual Defendants to obtain a transaction which is in the best interests of Pep Boys shareholders; and (iii) rescission of, to the extent it has already been implemented, the Merger Agreement or any of its terms. 7 Case ID: 151101349

JURISDICTION AND VENUE 6. This Court has jurisdiction over each Defendant named herein because Pep Boys is a Pennsylvania corporation headquartered in Pennsylvania, one or more of the Individual Defendants are citizens of Pennsylvania, and all of the Individual Defendants are officers and/or directors of a Pennsylvania corporation headquartered in Pennsylvania. 7. Venue is proper in this Court because Pep Boys is headquartered in this County, a substantial portion of the transactions and wrongs complained of herein, including the Defendants' primary participation in the wrongful acts detailed herein in violation of fiduciary duties owed to Pep Boys occurred in this County, and Defendants have received substantial compensation in this County by doing business here and engaging in numerous activities that had an effect in this County. PARTIES 8. Plaintiff is, and at all times relevant hereto has been, a Pep Boys shareholder. 9. Nominal Defendant Pep Boys is a corporation organized and existing under the laws of the State of Pennsylvania. Pep Boys maintains its principal executive offices at 3111 W. Allegheny Avenue, Philadelphia, PA 19132. Founded in 1921, Pep Boys is a full-serve and tire automotive aftermarket chain with locations in the United States and Puerto Rico. With over 800 locations, Pep Boys also operates specialty "speed shop" stores and state inspection locations. Pep Boys's common stock is traded on the New York Stock Exchange under the symbol "PBY." I0. Defendant Robert H. Hotz ("Hotz") has served as Pep Boys's Chairman of the Board since September 14,2011 and has been a member of the Board since 2005. 11. Defendant Andrea M. Weiss ("Weiss") has been a director of the Company since March 2013. 8 Case ID: 151101349

12. Defendant James A. Mitarotonda ("Mitarotonda") has been a director of the Company since August 2006. Defendant Mitarotonda previously served as the Company's Non Executive Chairman of the Board from July 2008 to July 2009. Defendant Mitarotonda is Chairman, President and Chief Executive Officer ("CEO") of New York City-based hedge fund Barrington Capital Group. 13. Defendant John T. Sweetwood ("Sweetwood") has been a director of the Company since Aptil 2002. Defendant Sweetwood previously served as Interim CEO of the Company from September 2014 to June 2015. 14. Defendant F. Jack Liebau, Jr. ("Liebau") has been a director of the Company since July 2015. Defendant Liebau is a Gamco designee on the Board. 15. Defendant Jane Scaccetti ("Scaccetti") has been a director of the Company since March 2002. 16. Defendant Robert Rosenblatt ("Rosenblatt") has been a director of the Company since March 2013. 17. Defendant Scott P. Sider ("Sider") was appointed CEO and a director of Pep Boys on June 15, 2015. 18.Defendant Robert L. Nardelli ("Nardelli") has been a director of the Company since March 2015. 19. Defendant Bruce M. Lisman ("Lisman") has been a director of the Company since July 2015. Defendant Lisman is a Gamco designee on the Board. 20. Defendant Matthew Goldfarb ("Goldfarb") has been a director of the Company since July 2015. Defendant Goldfarb is a Gamco designee on the Board. 9 Case ID: 151101349

The Defendants named above in 919fl 0-20 are sometimes collectively referred to 21. herein as the "Board" or the "Individual Defendants." 22. Defendant Parent is a Delaware limited liability company and a wholly owned subsidiary ofBridgestone. Parent's headquarters are located at 333 E. Lake Street, Bloomingdale, Illinois 60108. Parent operates the world's largest chain of company-owned auto care and tire care stores, with four retail brands and 2,200 stores across the United States. 23. Defendant Merger Sub is a Pennsylvania corporation and a wholly owned subsidiary of Parent. 24. Defendant Bridgestone is a Nevada corporation with its headquarters located at 535 Marriott Drive, Nashville, Tennessee 37214. Bridgestone is a subsidiary of Japan-based Bridgestone Corporation, and includes more than 50 production facilities and 55,000 employees throughout the Americas. 25. The Individual Defendants, Parent, Merger Sub and Bridgestone are sometimes collectively referred to herein as the "Defendants." THE FIDUCIARY DUTIES OF THE INDIVIDUAL DEFENDANTS 26. By reason of the Individual Defendants' positions with the Company as officers and/or directors, they are in a fiduciary relationship with Plaintiff and the other public shareholders of Pep Boys and owe them unwavering duties of loyalty, good faith, candor and independence. 27. In a situation where the directors of a publicly traded company undertake a transaction that may result in a change in corporate control, the directors must take all steps reasonably required to maximize the value shareholders will receive and disclose all material information concerning the proposed change of control to enable the shareholders to make an 10 Case ID: 151101349 informed voting decision . To diligently comply with this duty, the directors of a corporation may not take any action that: a. adversely affects the value provided to the corporation's shareholders; b. contractually prohibits them from complying with or carrying out their fiduciary duties; c. discourages or inhibits alternative offers to purchase control of the corporation or its assets; or d. will otherwise adversely affect their duty to search for and secure the best value reasonably available under the circumstances for the corporation's shareholders. 28. In accordance with their duties of loyalty and good faith, Individual Defendants, as directors and/or officers of Pep Boys, are obligated to refrain from: a. Participating in any transaction where the directors' or officers' loyalties are divided; b. Participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; c. Unjustly enriching themselves at the expense or to the detriment of the public shareholders; and/or d. Unjustly entrenching themselves as managers and/or officers of the Company by failing to give adequate consideration to legitimate bids for the Company. 29. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, are knowingly or recklessly violating their fiduciary 11 Case ID: 151101349 duties, including their duties of loyalty, good faith, candor and independence owed to the Company.

FACTUAL ALLEGATIONS

Company Background and Its Excellent Prospects for Growth

30. Founded in 1921, Pep Boys sells brand name and private label auto parts, and provides select services through over 800 locations across the United States and Puerto Rico. The Company stocks about 25,000 car parts and accessories, including tires, and combined, operate more than 7,500 service bays for vehicle repairs, inspections and part installations. Pep Boys also operates specialty "speed shop" stores and state inspection locations.

31. The Company has struggled recently with low tire prices resulting in weak sales. After a surprise fiscal second quarter ("2Q") 2014 loss, the Company's CEO Michael Odell resigned in September 2014. During its search for a new CEO, the Company shifted its focus from parts sales to service under the leadership of interim CEO Sweetwood. During the December 9, 2014 third quarter 2014 analyst call, Sweetwood stated:

> Third quarter performance reflects continued progress on our stated strategy of moving the business towards service, while stabilizing retail. Comp service revenue increased by $9.9 million or 3.7% versus last year, led by increases in tires, maintenance and repairs. To further move revenues towards service, we continue to add Service and Tire Centers to the portfolio. As that model is refined, returns from the most recently opened stores are exceeding the cost of capital. Retail comp sales were $4 million or 1.8%.

32. Following a fourth quarter transition period, the Company's emphasis on the service business began to pay off. On June 8, 2015, the Company reported promising financial results for the first quarter ("1Q") of 2015, including net earnings of $11.9 million as compared to net earnings of $1.6 million in 1Q 2014. Operating profit during this period increased to $23.1 million from $6.0 million recorded in 1Q 2014. Commenting on the impressive financial results, Pep Boys's interim CEO Sweetwood stated:

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We are pleased to report the third consecutive quarter of positive comparable stores sales. Once again, tires, commercial, fleet and digital led the way. More importantly, we improved our operating profit by 24% (excluding the discrete items discussed above) by maintaining our gross profit margins and reducing SG&A expense. * * * During the quarter, we also generated $10.0 million from the sale of a leasehold interest, a portion of which was reinvested into our next Road Ahead market - Baltimore-that is scheduled to be grand re-opened in July. 33. On June 15, 2015, the Company announced the appointment of former Hertz Corporation executive Sider as its new CEO. Remarking on his appointment as Pep Boys CEO, Sider stated: My experiences at Hertz, which have provided me with an appreciation of customer satisfaction through differentiation, a deep understanding of vehicle maintenance and the need for continual process improvement, combined with Pep Boys' iconic brand makes this a very exciting opportunity for me. I look forward to leading all the Pep Boys associates as we accelerate our sales and profit improvement. 34. Analysts responded positively to the news. For example, a June 24, 2015, Zack. .com article stated: Then on June 8, PBY delivered its first earnings beat in a while and the company outlook spurred analysts to raise estimates significantly, taking this year from $0.16 to $0.25 and next year from $0.23 to $0.33. Thus the boost in the Zacks Rank. That surprise was worth 9% to shares the following day, June 9. And last week, the company announced the appointment of Scott Sider as its new CEO. Mr Sider was also appointed to the Board of Directors. Mr Sider most recently served as Hertz Corporation's Group President, Rent A Car Americas, their largest division. This news didn't bring any further surge in shares, but one look at the volume this month and you can see that big funds are definitely on the prowl, with the 10-day average exceeding l million shares vs. the 90-day average of under 500,000. The positive news continued for Pep Boys shareholders. On September 8, 35. 2015, the Company issued a press release announcing its 2Q 2015 and twenty-six week period 13 Case ID: 151101349 financial results. Pep Boys reported net earnings for 2Q 2015 of $4.8 million as compared to a net loss of $0.3 million recorded in 2Q 2014. The Company also reported net earnings for the first six months of2015 of$16.7 million as compared to $1.3 million for the first six months offiscal2014. Pep Boys reported having $62.4 million in cash and cash equivalents as of August 1, 2015, compared with $38.4 million as of August 2, 2014. Commenting on these favorable results, Pep Boys CEO Sider remarked: We continue to improve our operating profit by increasing gross profit margins and controlling costs. And while we are pleased to report the fourth consecutive quarter of positive comparable store sales, I believe our biggest opportunity is to grow top line revenue. * * * We are laying the groundwork to create a sales and service culture focused on maximizing the value of each transaction and building customer loyalty. We expect service including tires, commercial and digital sales to lead the way. 36. Despite the Company's recent track record of success and promising prospects, the Board has entered into the Proposed Transaction at the behest of one of the Company's largest shareholders, Gamco. On June 1, 2012, Gamco disclosed its ownership of 2.8 million shares of the Company. Shortly thereafter on June 12, 2012, Gamco disclosed its ownership of 4.1 million shares, or 7.77% of the Company. Gamco has added to its Pep Boys holdings every consecutive quarter since 1Q 2012. Board Chairman Hotz held ongoing discussions with Gamco since November 2014 regarding Gamco's intention to nominate multiple individuals for election to the Board. 37. On April 21, 2015, Gamco and other shareholders disclosed their collective ownership of 18.5% of Pep Boys' outstanding shares. The next day, Gamco announced its plan to nominate five candidates to the Board. In a May 19, 2015 filing with the SEC, Gamco disclosed its intention to nominate a sixth candidate to the Board and reserved the right to 14 Case ID: 151101349 amend the number of candidates it would nominate. In a June 8, 2015 SEC filing, Gamco disclosed its plans to nominate four candidates to the Board. In the SEC filing, Gamco stated that it was nominating the four candidates because it had "little confidence that [Pep Boys'] board, as currently composed, is committed to taking the necessary steps to enhance shareholder value." 38. Gamco and Pep Boys later announced on June 11, 2015 that the Company "reached an understanding" with Gamco to nominate three new directors to the Board. Four days after announcing the agreement to nominate the three Gamco-supported candidates to the Board, the Company announced the appointment of Sider as its new CEO and as a member of the Board. To the detriment of the Company's public shareholders, Gamco and its three designees on the Board - defendants Goldfarb, Liebau and Lisman - have engineered the Proposed Transaction for the inadequate Offer Price, while ensuring that Gamco is able to cash out its otherwise illiquid holdings. 39. Unfmtunately for the Company's public shareholders, at the behest of Gamco, the Board agreed to cash Pep Boys' shareholders out for the inadequate Offer Price. The Inadequate Offer Price 40. On October 26, 2015, following the Board's approval, Pep Boys entered into the Merger Agreement with Parent and Merger Sub, pursuant to which Bridgestone would acquire the Company in a transaction with a total value of approximately $835 million. The Merger Agreement stipulates that Merger Sub will commence the Offer to acquire, subject to the terms and conditions of the Merger Agreement, a\\ of the shares of the Company's common stock for a purchase price of $15.00 per share, net to the holders thereof, in cash, without interest, less any applicable tax withholding. 15 Case ID: 151101349

41. Given the Company's positioning for long-term growth, the Individual Defendants agreed to sell the Company for the inadequate Offer Price—which significantly undervalues the Company. By agreeing to the Proposed Transaction, the Individual Defendants are foreclosing Pep Boys's public shareholders from participating in the future of the Company while the Board will enjoy instant liquidity for its Pep Boys shares. Rather than face a proxy battle with Gamco, the Board acquiesced to its activist investor.

42. Bridgestone is seeking to acquire the Company at a time when the long-term prospects of Pep Boys are increasing, and while its stock price is undervalued. As reflected in the Company's consecutive quarters of beating analysts' earnings estimates, following its shift in focus from parts sales to service, Pep Boys is well-positioned for continued future growth.

43. Importantly, the Proposed Transaction fails to adequately compensate Pep Boys's shareholders for the significant benefits that Bridgestone will receive from the merger. In the October 26, 2015 joint press release Gary Garfield, Bridgestone's President and CEO stated:

> Bridgestone and Pep Boys are two leading companies that share a proud heritage in the American automotive services industry. Our shared expertise and commitment to our customers and employees will help us build an even stronger organization.
>
> * * *
>
> The acquisition accelerates the global growth strategy of Bridgestone Corporation, the world's largest tire and rubber company and parent of Bridgestone Americas. Pep Boys will add approximately 800 locations to [Parent]'s nationwide network of 2,200 tire and automotive service centers, which operate under the Firestone Complete Auto Care, Tires Plus, Hibdon Tires Plus and Wheel Works brand banners.
>
> Along with these company-owned stores and Bridgestone's more than 5,000 long-standing dealers and distributors in the United States, Pep Boys' distribution network will help reach even more consumers with the products and services they want when they need them. The acquisition represents an immediate nationwide expansion of more than 35 percent for [Parent].

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44. Rather than continuing as a standalone company and allowing Pep Boys's public shareholders to reap the benefits of the Company's increasingly optimistic prospects and future financial success, the Board acted for its own benefit and the benefit of Bridgestone, and to the detriment of the Company's public shareholders, by entering into the Merger Agreement. The Individual Defendants effectively capped Pep Boys's price at a time when the Company was poised to capitalize on its positioning for long-term growth. The Preclusive Deal Protection Devices 45. In addition to the inadequate and unfair Offer Price offered to Pep Boys shareholders, the Merger Agreement is unfair to Pep Boys and its shareholders since it features several provisions that work to deter - or even preclude - other bidders from stepping forward with a superior alternative offer. At best, these provisions clip Pep Boys's wings in any attempt to maximize the consideration to be paid by an acquirer and, at worst, undermine the independence, disinterestedness, impat1iality and loyalty of the Board in the negotiation process. 46. The Merger Agreement impairs the ability of the Board to secure an offer that will adequately capture the true value, financial condition and prospects of the Company and adequately compensates Pep Boys and its shareholders for their ownership interest in the Company. Specifically, section 8.3 of the Merger Agreement includes a "No Solicitation" provision barring the Company from soliciting interest from other potential acquirers in order to procure a price in excess of the amount offered by Bridgestone. Section 8.3 also demands that the Company terminate any and all prior or on-going discussions with other potential acquirers and prohibits the Company from participating in any discussions or negotiations with any third party regarding an Acquisition Proposal. Further, section 8.3 requires the company to provide Bridgestone with the identity of any competing bidder and all material terms and conditions of 17 Case ID: 151101349 such a proposal. This section also contains a "matching rights" provision that allows Bridgestone three (3) days to match any superior offer, plus an additional two (2) day period following a material amendment to the terms and conditions of a superior offer. 47. In addition, section 10.4 of the Merger Agreement requires Pep Boys to pay a termination fee of $35 million (approximately 4.19% of the aggregate value of the Proposed Transaction) to Bridgestone if the Company decides to pursue a competing offer, thereby essentially requiring that the competing bidder agree to pay a naked premium for the right to provide shareholders with a superior offer. 48. As a result of Defendants' unlawful actions, Plaintiff and the other members of the Class will be damaged in that they will not receive their fair portion of the value of the Company's assets and business and will be prevented from obtaining the intrinsic value of their equity ownership of the Company. 49. Unless the Proposed Transaction is enjoined by the Comt, the Individual Defendants wi II continue to breach their fiduciary duties owed to Plaintiff and the members of the Class, to the irreparable harm of Plaintiff and the Class. 50. Plaintiff and the other members of the Class are immediately threatened by the wrongs complained of herein, and lack an adequate remedy at law. CLASS ACTION ALLEGATIONS 51. Plaintiff brings this action on behalf of himself and as a class action, on behalf of all public shareholders of Pep Boys, and their successors in interest, who are or will be threatened with injury arising from Defendants' actions as more fully described herein (the "Class"). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the Individual Defendants. 18 Case ID: 151101349

52. This action is properly maintainable as a class action under Chapter 1701, et seq. of the Pennsylvania Rules of Civil Procedure. 53. The Class is so numerous that joinder of all members is impracticable. As of October 21, 2015, there were 54,023,768 shares of Pep Boys common stock validly issued and outstanding, held by hundreds, if not thousands, of record and beneficial shareholders. 54. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following: whether Defendants have breached their fiduciary duties owed to 1. Plaintiff and the Class and/or aided and abetted such breaches; and whether Plaintiff and the other members of the Class would be 11. irreparably damaged were Defendants not enjoined from the conduct described herein. 55. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class, and Plaintiff has the same interests as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class. 56. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class, would establish incompatible standards of conduct for Defendants, or would result in adjudications with respect to individual members of the Class that would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests. 19 Case ID: 151101349

57. Preliminary and final injunctive relief on behalf of the Class as a whole is entirely appropriate because Defendants have acted, or refused to act, on grounds generally applicable and causing injury to the Class. DERIVATIVE AND DEMAND ALLEGATIONS 58. Plaintiff also brings this action derivatively in the right of Pep Boys, pursuant to Rule 1506 of the Pennsylvania Rules of Civil Procedure, to redress injuries suffered, and to be suffered, by Pep Boys as a direct result of the Individual Defendants' breaches of fiduciary duty. Pep Boys is named as a nominal defendant in a derivative capacity. 59. Plaintiff will adequately and fairly represent the interests of Pep Boys in enforcing and prosecuting its rights. 60. Plaintiff was a shareholder at the time of the wrongdoing of which Plaintiff complains and has been a shareholder continuously since that time. 61. The Board of Pep Boys at the time the Proposed Transaction was announced consisted of the following eleven individuals: Defendants Hotz, Weiss, Mitarotonda, Sweetwood, Liebau, Scaccetti, Rosenblatt, Sider, Nardelli, Lisman and Goldfarb. 62. Plaintiff made a written demand on the Board on October 29, 2015, as required by Rule 1506, in which Plaintiff informed the Board of alleged wrongdoings and asked the Board to investigate the breaches of fiduciary duty complained of herein and refrain from consummating the Proposed Transaction. A copy of the demand and the Board's response thereto are collectively attached as Exhibit 1. 63. Despite Plaintiffs demand, the Board has continued to pursue the Proposed Transaction prior to completing an investigation of the alleged wrongdoing. Although the Board has requested "reasonable time in which to investigate and respond to the allegations in the 20 Case ID: 151101349

Demand Letter," under the terms of the Merger Agreement, the Offer will commence not later than 15 business days from the date of the Merger Agreement. According to the Company's October 26, 2015 press release, the Proposed Transaction is expected to close in the beginning of 2016. 64. Due to the speed with which the Defendants seek to close the Proposed Transaction, however, Plaintiff is forced to file this action to challenge the Defendants' wrongdoing. Accordingly, demand is constructively excused, as the Proposed Transaction may be effectuated, thereby causing the Company irreparable hmm, before a final response to Plaintiffs demand is provided. COUNT I On Behalf of Plaintiff and the Class for Breach of Fiduciary Duties Against tbe Individual Defendants 65. Plaintiff repeats and realleges each allegation set forth herein. 66. The Individual Defendants have violated their fiduciary duties of care, loyalty, good faith, candor and independence owed to shareholders of Pep Boys. 67. By the acts, transactions and courses of conduct alleged herein, Individual Defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive Plaintiff and the other members of the Class of the true value of their investment in Pep Boys. 68. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Pep Boys because, among other reasons, they failed to take steps to maximize the value of Pep Boys to its shareholders. 69. The Individual Defendants dominate and control the business and corporate affairs of Pep Boys, and are in possession of private corporate information concerning Pep Boys's assets, business and future prospects. Thus, there exists an imbalance and disparity of knowledge and 21 Case ID: 151101349 economic power between them and the shareholders of Pep Boys which makes it inherent1y unfair for them to benefit their own interests to the exclusion of maximizing shareholder value. 70. By reason of the foregoing acts, practices and course of conduct, the Individual Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class. 71. As a result of the actions of the Individual Defendants, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of Pep Boys's assets and business and have been and will be prevented from obtaining a fair price for their common stock. 72. Unless the Individual Defendants are enjoined by the Court, they will continue to breach their fiduciary duties owed to Plaintiff and the members of the Class, all to the irreparable harm of the members of the Class. 73. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court's equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury, which Defendants' actions threaten to inflict. COUNT II On Behalf of Plaintiff and the Class for Aiding and Abetting the Board's Breaches of Fiduciary Duties Against Parent, Merger Sub and Bridgestone 74. Plaintiff incorporates by reference and realleges each and every allegation contained above as though fully set forth herein. 75. Defendants Parent, Merger Sub and Bridgestone are well aware that the Individual Defendants have not sought, and are not seeking, to obtain the best possible transaction for the Company's public shareholders. 22 Case ID: 151101349

76. As alleged in more detail above, Parent, Merger Sub and Bridgestone have aided and abetted the Individual Defendants' breaches of fiduciary duties by causing the Board members to accept inadequate consideration for the Company's public shareholders and negotiating unreasonably preclusive deal protection terms. 77. As a result, Plaintiff and the Class members are being harmed. 78. Plaintiff and the Class have no adequate remedy at law. COUNT III Derivatively on Behalf of Pep Boys for Breach of Fiduciary Duties Against the Individual Defendants 79. Plaintiff incorporates by reference and realleges each and every allegation contained above as though fully set forth herein. 80. Plaintiff brings this claim derivatively on behalf of Pep Boys. 81. The Individual Defendants have violated fiduciary duties of care, loyalty, good faith, candor and independence owed to the Company and have acted to put their personal interests ahead of the interests of Pep Boys. 82. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duty of loyalty owed to Pep Boys because, among other reasons: a. they failed to take steps to maximize the value of Pep Boys; and b. they failed to properly value Pep Boys and its assets and operations; 83. Because the Individual Defendants are in possession of private corporate information concerning Pep Boys's assets, business, and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Pep Boys which makes it inherently unfair for them to pursue and merger wherein 23 Case ID: 151101349 they wherein they will reap disproportionate benefits to the exclusion of maximizing shareholder value. 84. By reason of the foregoing acts, practices, and courses of conduct, the Individual Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Pep Boys. 85. The Individual Defendants are engaging in self-dealing, are not acting in good faith toward Pep Boys, and have breached and are breaching the fiduciary duties owed to Pep Boys. 86. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to the Company, and may consummate the Proposed Transaction without providing the Company and its shareholders a full and fair sales process. 87. As a result of the Individual Defendants' actions, the Company has and will be irreparably harmed. 88. The Company has no adequate remedy at law. COUNT IV Derivatively on Behalf of Pep Boys for Aiding and Abetting the Board's Breaches of Fiduciary Duties Agajnst Parent, Merger Sub and Bridgcstone 89. Plaintiff incorporates by reference and realleges each and every allegation contained above as though fully set forth herein . 90. Plaintiff brings this claim derivatively on behalf of Pep Boys. 91. Defendants Parent, Merger Sub and Bridgestone are well aware that the Individual Defendants have not sought, and are not seeking, to obtain the best possible transaction for the Company's public shareholders. 24 Case ID: 151101349

92. As alleged in more detail above, Parent, Merger Sub and Bridgestone have aided and abetted the Individual Defendants' breaches of fiduciary duties by causing the Board members to accept inadequate consideration for the Company's public shareholders and negotiating unreasonably preclusive deal protection tem1s. 93. As a result, Pep Boys has been and will be ineparably harmed. 94. Pep Boys has no adequate remedy at law. COUNTV Derivatively on Behalf of Pep Boys for Gross Mismanagement Against the Individual Defendants 95. Plaintiff incorporates by reference and realleges each and every allegation contained above as though fully set forth herein. 96. Plaintiff brings this claim derivatively on behalf of Pep Boys. 97. The Individual Defendants had a duty to Pep Boys and its shareholders to prudently supervise, manage, and control the operations and business of Pep Boys. 98. The Individual Defendants, by their actions and by engaging in the wrongdoing described herein, abandoned and abdicated their responsibilities and duties with regard to prudently managing the businesses of Pep Boys in a manner consistent with the duties imposed upon them by law. By committing the misconduct alleged herein, the Individual Defendants breached their duties of due care, diligence, and candor in the management and administration of Pep Boys's affairs and in the use and preservation of Pep Boys's assets. 99. During the course of the discharge of their duties, the Individual Defendants knew or recklessly disregarded the unreasonable risks and losses associated with their misconduct, yet the Individual Defendants caused Pep Boys to engage in the plan complained of herein which they 25 Case ID: 151101349 knew had an unreasonable risk to Pep Boys, thus breaching their duties to the Company. As a result, the Individual Defendants grossly mismanaged Pep Boys. 100. By reason of the foregoing, Pep Boys has been harmed. PRAYER FOR RELIEF WHEREFORE, Plaintiff demands judgment and preliminary and petmanent relief, including injunctive relief, in his favor on behalf of Pep Boys, and against Defendants, as follows: A. Declaring that this action is maintainable as a derivative and class action; B. Declaring that the conduct of the Individual Defendants in approving the Proposed Transaction constitutes a breach of the Individual Defendants' fiduciary duties; C. Preliminarily and permanently enjoining the Individual Defendants and all persons acting in concert with them from consummating the Proposed Transaction, unless or until the Company adopts and implements a fair sales process and discloses all material information to Pep Boys shareholders; D. Rescinding, to the extent already implemented, the Proposed Transaction or any of the terms thereof, or granting Plaintiff and the Class rescissory damages; E. Directing the Defendants to account to Pep Boys, Plaintiff and the Class for all damages suffered as a result of the Individual Defendants' wrongdoing; F. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts' fees; and G. Granting such other and further equitable relief as this Court may deem just and proper. JURY TRIAL DEMAND Plaintiff hereby demands trial by jury on all issues so triable. 26 Case ID: 151101349

NO JURISDICTION OF THE BOARD OF ARBITRATORS The amount in controversy is in excess of the jurisdiction of the Board of Arbitrators. Dated: November 10, 2015 a J. n ·u A Bar No. 79032) Marc L. Ackcnnan (PA Bar No. 56294) Two BaJa Plaza, Suite 51 0 BaJa Cynwyd, PA 19004 610-667-6200 610-667-9029 (Facsimile) Attorneys for Plaintiff OF COUNSEL: Richard A. Acocelli Michael A. Rogovin Kelly C. Keenan WEISSLAW LLP 1500 Broadway, 161 h Floor New York, NY 1 0036 Telephone: (212) 682-3025 Facsimile: (212) 682-3010 27 Case ID: 151101349

EXHIBIT "1" Case ID: 151101349

t'leH '{(;,r>t t rr - OC( 6 TFL (2 1 2) 62?-2025 t-t .x 12 1 J nB:?.-301o \\ 0-N.V\t i-s-l GJ. Ltf com Richacd A. i\coce\!i1 Esq rocor:s!li®-Nf:lssitJY !p C< ITl October 29, 2015 VIA FedEx and Email Board of Directors THE PEP BOYS-MANNY, MOE & JACK c/o Brian Zuckerman Senior Vice President, General Counsel and Secretary 3111 W _ Allegheny Avenue Philadelphia, PA 19132 Brian_Zuckerman@pepboys.com Re: hareho ld er Dcmam.l o f Steph enBusbans ky To the Board of Directors ofThe Pep Boys - Manny, Moe & Jack: We represent Stephen Bushansky, a shareholder of The Pep Boys-Manny, Moe & Jack ("Pep Boys" or the "Company") at all times relevant herein. This letter is written on behalf of Mr. Bushansky to you the Board of Directors of Pep Boys (the "Board" or ''You") in cotmection with Bridgestone Amcticas, Inc.'s ("Bridgestone") attempt to acquire the Company. We demand on behalf of Mr. Bushansky that Pep Boys and You remedy your violations of Pennsylvania law, including breaches of fiduciary duties that have caused, and threaten to cause further, substantial damage to Pep Boys and its shareholders. We demand on behalf of Mr. Bushansky that You take the actions described herein. As You know, Pep Boys and Bridgestone announced that the Company and Bridgestone Retail Operations, LLC ("Parent"), a wholly-owned subsidiary ofBridgestone, entered into an Agreement and Plan of Merger ("Merger Agreement") on October 26, 2015, pursuant to which TAJ Acquisition Co_ ("Merger Sub") will commence a cash tender offer (the "Offer") to acquire, subject to the terms and conditions of the Merger Agreement, all ofthe shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), for a purchase price of$15.00 per share, net to the holders thereof, in cash (the "Offer Price"), without interest, less any applicable tax withholding. Following the consummation of the Offer, Merger Sub will merge with and into Pep Boys (the "Merger") with the Company surviving the Merger as a wholly owned subsidiary of Parent (the "Proposed Transaction"). The Proposed Transaction is ex.pected to close in the beginning of2016. As described below, the Proposed Transaction is the result of a flawed process that fails to maximize the value ofPep Boys stock for the benefit of the Company's public shareholders and is fundamentally unfair to Pep Boys, Mr. Bushansky and the other public shareholders of the Case ID: 151101349

Board of Directors
The Pep Boys – Manny, Moe & Jack

October 29, 2015
Page 2 of 7

Company. The Board owes fiduciary duties of care, loyalty, candor and good faith to Pep Boys and its shareholders. In entering into the materially deficient Merger Agreement, the Board violated and continues to violate applicable law by directly breaching its fiduciary duties. The Board's conduct has caused and will continue to cause serious damage to Pep Boys and its shareholders.

The Company has struggled recently with low tire prices resulting in weak sales. After a surprise fiscal second quarter ("2Q") 2014 loss, the Company's Chief Executive Officer ("CEO") Michael Odell resigned in September 2014. During its search for a new CEO, the Company shifted its focus from parts sales to service under the leadership of interim CEO John Sweetwood ("Sweetwood"). During the December 9, 2014 third quarter 2014 analyst call, Sweetwood stated:

> Third quarter performance reflects continued progress on our stated strategy of moving the business towards service, while stabilizing retail. Comp service revenue increased by $9.9 million or 3.7% versus last year, led by increases in tires, maintenance and repairs. To further move revenues towards service, we continue to add Service and Tire Centers to the portfolio. As that model is refined, returns from the most recently opened stores are exceeding the cost of capital. Retail comp sales were $4 million or 1.8%.

Following a fourth quarter transition period, the Company's emphasis on the service business began to pay off. On June 8, 2015, the Company reported promising financial results for the first quarter ("1Q") of 2015, including net earnings of $11.9 million as compared to net earnings of $1.6 million in 1Q 2014. Operating profit during this period increased to $23.1 million from $6.0 million recorded in 1Q 2014. Commenting on the impressive financial results, Pep Boys's interim CEO Sweetwood stated:

> We are pleased to report the third consecutive quarter of positive comparable stores sales. Once again, tires, commercial, fleet and digital led the way. More importantly, we improved our operating profit by 24% (excluding the discrete items discussed above) by maintaining our gross profit margins and reducing SG&A expense.
>
> * * *
>
> During the quarter, we also generated $10.0 million from the sale of a leasehold interest, a portion of which was reinvested into our next Road Ahead market – Baltimore – that is scheduled to be grand re-opened in July.

Then, on June 15, 2015, the Company announced the appointment of former Hertz Corporation executive Scott P. Sider ("Sider") as its new CEO. Remarking on his appointment as Pep Boys CEO, Sider stated:

Case ID: 151101349

Board of Directors
The Pep Boys – Manny, Moe & Jack

October 29, 2015
Page 3 of 7

> My experiences at Hertz, which have provided me with an appreciation of customer satisfaction through differentiation, a deep understanding of vehicle maintenance and the need for continual process improvement, combined with Pep Boys' iconic brand makes this a very exciting opportunity for me. I look forward to leading all the Pep Boys associates as we accelerate our sales and profit improvement.

Analysts responded positively to the news. For example, a June 24, 2015, Zacks.com article stated:

> Then on June 8, PBY delivered its first earnings beat in a while and the company outlook spurred analysts to raise estimates significantly, taking this year from \$0.16 to \$0.25 and next year from \$0.23 to \$0.33. Thus the boost in the Zacks Rank.
>
> That surprise was worth 9% to shares the following day, June 9.
>
> And last week, the company announced the appointment of Scott Sider as its new CEO. Mr Sider was also appointed to the Board of Directors. Mr Sider most recently served as Hertz Corporation's Group President, Rent A Car Americas, their largest division.
>
> This news didn't bring any further surge in shares, but one look at the volume this month and you can see that big funds are definitely on the prowl, with the 10-day average exceeding 1 million shares vs. the 90-day average of under 500,000.

The positive news continued for Pep Boys shareholders. On September 8, 2015, the Company issued a press release announcing its 2Q 2015 and twenty-six week period financial results. Pep Boys reported net earnings for 2Q 2015 of \$4.8 million as compared to a net loss of \$0.3 million recorded in 2Q 2014. The Company also reported net earnings for the first six months of 2015 of \$16.7 million as compared to \$1.3 million for the first six months of fiscal 2014. Pep Boys reported having \$62.4 million in cash and cash equivalents as of August 1, 2015, compared with \$38.4 million as of August 2, 2014. Commenting on these favorable results, Pep Boys CEO Sider remarked:

> We continue to improve our operating profit by increasing gross profit margins and controlling costs. And while we are pleased to report the fourth consecutive quarter of positive comparable store sales, I believe our biggest opportunity is to grow top-line revenue.

* * *

Case ID: 151101349

Board of Directors The Pep Boys - Manny, Moe & Jack October 29, 2015 Page 4 of7 We are laying the groundwork to create a sales and service culture focused on maximizing the value of each transaction and building customer loyalty. We expect service including tires, commercial and digital sales to lead the way. Despite Pep Boys' bright long-term prospects, the Board has entered into the Proposed Transaction at the behest of one of the Company's largest shareholders, GAMCO Investors Inc. ("Garnco"). On June 1, 2012, Gamco disclosed its ownership of 2.8 million shares of the Company. Shortly thereafter on June 12, 2012, Gamco disclosed its ownership of 4.1 million shares, or 7.77% ofthe Company. Gamco has added to its Pep Boys holdings every consecutive quarter since 1 Q 2012. Board Chairman Robert H. Hotz ("Hotz") has held ongoing discussions with Gamco since November 2014 regarding Gamco's intention to nominate multiple individuals for election to the Board. On April 21, 2015, Gamco and other shareholders disclosed their collective ownership of 18.5% of Pep Boys' outstanding shares. The next day, Gamco announced its plans to nominate five candidates to the Board. In a May 19, 2015 filing with the U.S. Securities and Exchange Commission ("SEC"), Gamco disclosed its intention to nominate a sixth candidate to the Board and reserved the right to amend the number of candidates it would nominate. In a June 8, 2015 SEC filing, Gamco disclosed its plans to nominate four candidates to the Board. In the SEC filing, Gamco stated that it was nominating the four candidates because it had "little confidence that [Pep Boys'] board, as currently composed, is committed to taking the necessary steps to enhance shareholder value." Gamco and Pep Boys later announced on June 11, 2015 that the Company "reached an tu1derstanding" with Gamco to nominate three new directors to the Board. Four days after announcing the agreement to nominate the three Gamco-supported candidates to the Board, the Company announced the appointment of Sider as its new CEO and as a member of the Board. It is clear that Garnco's influence and the influence of its three nominated directors -Matthew Goldfarb, F. Jack Liebau and Bruce Lisman-were driving factors in engineering a Proposed Transaction that is detrimental to the Company's public shareholders, while ensuring that Gamco is able to cash out its otherwise illiquid holdings. Given the Company's positioning for long-tenn growth, the consideration paid to Pep Boys stockholders under the Proposed Transaction is inadequate and significantly undervalues the Company. Bridgestone is seeking to acquire the Company at a time when the long-tenn prospects of Pep Boys are increasing, and while its stock price is undervalued. As a result oftwo consecutive quarters beating earnings estimates following its shift in focus from parts sales to service, Pep Boys is well-positioned for continued future growth. Importantly, the Proposed Transaction fails to adequately compensate Pep Boys's stockholders for the significant benefits that Bridgestone will receive from the merger. In the October 26, 2015 joint press release Gary Garfield, Bridgestone's President and CEO stated: Bridgestone and Pep Boys are two leading companies that share a proud heritage in the American automotive services , industry. Our shared expertise and Case ID: 151101349

Weisslaw

Board of Directors
The Pep Boys – Manny, Moe & Jack

October 29, 2015
Page 5 of 7

> commitment to our customers and employees will help us build an even stronger organization.
>
> * * *
>
> The acquisition accelerates the global growth strategy of Bridgestone Corporation, the world's largest tire and rubber company and parent of Bridgestone Americas. Pep Boys will add approximately 800 locations to [Parent]'s nationwide network of 2,200 tire and automotive service centers, which operate under the Firestone Complete Auto Care, Tires Plus, Hibdon Tires Plus and Wheel Works brand banners.
>
> Along with these company-owned stores and Bridgestone's more than 5,000 long-standing dealers and distributors in the United States, Pep Boys' distribution network will help reach even more consumers with the products and services they want when they need them. The acquisition represents an immediate nationwide expansion of more than 35 percent for [Parent].

Rather than continuing as a standalone company and allowing Your public shareholders to reap the benefits of the Company's increasingly optimistic prospects and future financial success, You acted for Your own benefit and the benefit of Bridgestone, and to the detriment of the Company's public shareholders, by entering into the Merger Agreement. You effectively capped Pep Boys' price at a time when the Company was poised to capitalize on its continuing path of success.

Bridgestone and Pep Boys insiders are the primary beneficiaries of the Proposed Transaction, not the Company's public shareholders. The Board and the Company's executive officers are conflicted and in breach of their fiduciary duties because they will receive unique benefits from the Proposed Transaction not available to Mr. Bushansky and the other public shareholders of Pep Boys. While Pep Boys' public shareholders are being cashed out for an inadequate price and foreclosed from participating in the future growth of Pep Boys, You have secured liquidity for Your shares and stock options, an opportunity that would not otherwise be available.

In addition to the inadequate and unfair Offer Price, the Merger Agreement is unfair to Pep Boys and its shareholders since it features several provisions that work to deter – or even preclude – other bidders from stepping forward with a superior alternative offer. At best, these provisions clip Pep Boys's wings in any attempt to maximize the consideration to be paid by an acquirer and, at worst, undermine the independence, disinterestedness, impartiality and loyalty of the Board in the negotiation process.

The Merger Agreement impairs the ability of the Board to secure an offer that will adequately capture the true value, financial condition and prospects of the Company and adequately compensates Pep Boys and its shareholders for their ownership interest in the

Case ID: 151101349

Board of Directors The Pep Boys - Manny, Moe & Jack October 29, 2015 Page 6 of7 Company. Specifically, section 8.3 ofthe Merger Agreement includes a "No Solicitation" provision barring the Company from soliciting interest from other potential acquirers in order to procure a price in excess ofthe amount offered by Parent. Section 8.3 also demands that the Company terminate any and all prior or on-going discussions with other potential acquirers and prohibits the Company from participating in any discussions or negotiations with any third party regarding an Acquisition Proposal. Further, section 8.3 requires the Company to provide Parent with the identity of any competing bidder and all material terms and conditions of such a proposal. This section also contains a "matching rights" provision that allows Parent three (3) days to match any superior offer, plus an additional two (2) day period following a material amendment to the tenns and conditions of a superior offer. In addition, section I 0.4 of the Merger Agreement requires Pep Boys to pay a termination fee of$35 million (approximately 4.19% of the aggregate value of the Proposed Transaction) to Parent if the Company decides to pursue a competing offer, thereby essentially requiring that the competing bidder agree to pay a naked premium for the right to provide stockholders with a superior offer. In accordance with applicable law, You have a fiduciary duty to act in good truth in controlling, managing, overseeing and directing the business, operations and management of Pep Boys. By reason of Your knowledge, recklessness, gross negligence, and/or negligence as alleged herein, You have failed to act in good faith. As a result, You have violated Your fiduciary duties of care, loyalty, and good faith to Pep Boys's shareholders. In violation of Your fiduciary duties, You have caused Pep Boys to enter into the Proposed Transaction on terms that are detrimental to Pep Boys and its shareholders. Steps must be taken to repair the harm that has been and will be caused to Pep Boys and its shareholders. We demand on behalf of Mr. Bushansky that the Board: (i) undertakes all appropriate and available methods to maximize shareholder value and removes any conflicts of interest that have clouded the process; (ii) revises the Proposed Transaction as structured in the Merger Agreement to eliminate the preclusive deal protection devices, including, but not limited to, the restrictions on the Board's ability to seek bona-fide offers set forth in Section 8.3 of the Merger Agreement and reduction of the prohibitive termination fee; and (iii) refrains from consummating the Proposed Transaction whereby the Company's public shareholders will be cashed out of their valuable Pep Boys holdings for the inadequate Offer Price. By making this demand, we in no way concede the independence or disinterestedness of Pep Boys's Board of Directors. ln fact, we submit that, based on the Board's numerous conflicts of interest, entanglements, corporate governance failings, fiduciary breaches, and its direct involvement in voting to approve and/or negotiating the Proposed Transaction, the Board must allow these claims to be pursued on behalf of the Company in a meaningful fashion by our client. This demand is being made, despite the futility thereof. solely pursuant to the requirements of the law of the Commonwealth of Pennsylvania, which requires such action. Case ID: 151101349

Board of Directors The Pep Boys -Manny, Moe & Jack October 29, 2015 Page 7 of7 If You would like to discuss any of the matters contained in this letter, we would be pleased to meet with the Board or a committee of the Board. Very truly yours, - -< Richard A. Acocelli Mr. Stephen Bushansky cc: Case ID: 151101349

EXHIBIT "2" Case ID: 151101349

Mo1·gan Lewis Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 Tel. +1.215.963.5000 Fax: +1.215.963.5001 www.morganlewis.com Marc J. Sonnenfeld Partner +1.215 963. 5572 msonnenfeld@morganlewis.com November 2, 2015 VIA E-MAIL AND OVERNIGHT MAIL Richard A. Acocelli, Esq. Weiss Law LLP 161 h Fl. 15000 Broadway New York, NY 10036 Re: Shareholder Demand of Stephen Bushanskv Dear Mr. Acocclli: We are responding on behalf of The Pep Boys-Manny, Moe & Jack ("Pep Boys" or the "Company") to your correspondence dated October 29, 2015 (the "Demand Letter"), on behalf of purported Pep Boys shareholder Stephen Bushansky (the "Shareholder"). ln that letter, you demand that Pep Boys' board of directors (the "Board") remedy its aJleged "violations of Pennsylvania law, including breaches of fiduciary duties" in connection with Bridgestone America's Inc.'s ("Bridgestone") offer to acquire the Company. I write to inform you that my firm represents Pep Boys in this regard, and until instructed otherwise, we request that you direct any further communications to our attention. In addition, please note that a copy of the Demand Letter has been provided to the Board. As you are aware, the Pep Boys Board is entitled to a reasonable time in which to investigate and respond to the allegations in the Demand Letter. Cuker v. Mikalauskas, 692 A.2d 1041, 1050 (Pa. 1997) (adopting section 7.01(d) ofthe ALl Principles of Corporate Governance). Ifthe Shareholder chooses to pursue the Demand, we anticipate that the Board will form a subcommittee of independent and disinterested directors (the "Special Committee") to, among other things, investigate and examine the issues raised in the Demand Letter and decide whether the actions demanded are in the best interests of the Company. A further response would then be provided to you regarding the Board's formation of a Special Committee, the anticipated timetable for the consideration of the matters raised in the Demand Letter, and the response to Almaty Aslana Beijing Boston Brussels Chicago Dallas Dubai Frankfurt Harrisburg Hartford Houston London Los Angeles Miami Moscow New York Orange County Pa1is Philadelphia Pittsburgh Princeton San Francisco Santa Monica Silicon Valley Tokyo Washington Wilmington Case ID: 151101349

Richard A. Acocelli, Esquire November 2, 2015 Page 2 those demands. Until the Pep Boys Board has had a reasonable opportunity to consider its response to the Demand Letter, we trust that you will not commence any legal proceedings. If the Shareholder chooses to pursue the Demand, please provide proof of his ownership of Pep Boys stock, including but not limited to, any dates on which he purchased the Pep Boys stock, the number of shares purchased and held, and any dates on which he disposed of Pep Boys stock. !d. (adopting section 7.02(a) ofthe ALI Principles of Corporate Governance). Additionally, we request that you provide any and all facts and documents that you and the Shareholder are relying on in connection with the allegations in the Demand Letter. Please provide such materials as soon as practicable to us, and we will share those materials with the Company and any Special Committee and its independent counsel, as appropriate. In determining whether the Shareholder desires to pursue the Demand, we remind you of the statutory language setting forth the scope of directors' and officers' fiduciary duties and liability, in particular 15 Pa. Stat.§§ 1712, 1713, and 1715. Lastly, we bring to your attention 15 Pa. Stat.§ 1782(c), which provides that the Company may require your client to post security for expenses. Very tmly yours, Marc J. Sonnenfeld cc: Steven A. Reed, Esq. Case ID: 151101349

VERIFICATION I, Stephen Bushansky, hereby state that I am the Plaintiff in the foregoing action and that the statements set forth in the Complaint are true and correct to the best of my knowledge, information and belief. This statement is made subject to the penalties of 18 Pa. C.S.A. Section 4904 relating to unsworn falsification to authorities. 11/09/2015 Case ID: 151101349